EXHIBIT 99.1


El Paso Energy Partners                             NEWS

El Paso Energy Partners, L.P.
P.O. Box 2511
Houston, Texas 77252-2511


For Immediate Release


   EL PASO ENERGY PARTNERS EXPECTS TO EXCEED SECOND QUARTER 2002
 CONSENSUS EARNINGS ESTIMATES AND CLARIFIES MARKET CONFUSION ABOUT
   EPN'S BUSINESS ACTIVITIES AND RELATIONSHIP TO GENERAL PARTNER


     HOUSTON, TEXAS, JULY 23, 2002-El Paso Energy Partners, L.P. (NYSE:EPN) announced today that due to strong performance from its recently acquired mid-stream assets in Texas and New Mexico and continued low interest rate environment that it expects to exceed consensus earnings and cash flow estimates for the second quarter 2002. The partnership's management expects net income to exceed consensus analysts' estimates of $0.18 per common unit. Additionally, cash flow, as measured by adjusted earnings before interest, taxes, depreciation, and amortization is expected to meet or exceed previous guidance of $68 to $70 million, an increase of 40 to 45 percent from the first quarter 2002. EPN has previously announced that it will report its second quarter earnings on July 30, 2002 and expects to provide more details about the second quarter through its regularly scheduled press release and conference call. Based on this strong performance EPN's Board of Directors recently declared its quarterly distribution of $0.65 per common unit.
          Additionally, EPN wishes to clarify current market confusion about its businesses and relationship to its general partner, El Paso Corporation (NYSE:EP). Recent press reports have mistakenly indicated and/or implied that El Paso Energy Partners, a mid-stream asset-based partnership, is involved in merchant trading and power restructuring. These reports have further implied that EPN is an off-balance sheet-financing vehicle of El Paso Corporation. In fact, these implications are incorrect and misplaced.
          EPN's business activities fall squarely within the mid-stream segment of the energy industry, which includes gathering, processing, treating, transportation, and storage of oil, natural gas, and natural gas liquids. These critical infrastructure services are provided to producers, shippers and end-use customers on a for-fee basis and are supported by long-term contracts. EPN's activities  do  not include commodity  trading  or  power
     restructuring.
          EPN is a publicly traded master limited partnership owned approximately 26 percent by El Paso Corporation and 74 percent by public unitholders. EPN's common equity units and long-term debt are separately issued obligations of the Partnership and are supported by the significant set of stable cash flow generating mid-stream assets owned by EPN. El Paso Corporation, as general partner of EPN, provides a broad range of services to the Partnership including the physical operations of its
     assets   in  the  field,  accounting  for  its   business
     activities   and  shared  services  such  as  information
     technology,  environmental  and  safety,  and  legal  and
     regulatory. The provision of these services allows EPN to benefit from lower operating costs and state-of-the-art operational efficiency, which leads to higher operating cash flows for the partnership.
          El Paso Energy Partners, L.P. is one of the largest publicly traded master limited partnerships with interests in a diversified set of midstream assets, including onshore and offshore natural gas and oil pipelines; offshore production platforms; natural gas storage and processing facilities, and natural gas
     liquids   fractionation,  transportation,   storage   and
     terminal assets. Visit El Paso Energy Partners on the Web at www.elpasopartners.com.

         CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING
                           STATEMENTS

          This  release  includes forward-looking  statements
     and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform
     Act of 1995. The partnership has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety
     of   factors  could  cause  actual  results  to   differ
     materially from the projections, anticipated results  or
     other expectations expressed in this release. While the partnership makes these statements and projections in good  faith, neither the partnership nor its  management
     can  guarantee that the anticipated future results  will
     be   achieved.   Reference  should  be   made   to   the
     partnership's  (and  its  affiliates')  Securities   and
     Exchange Commission filings for additional important factors that may affect actual results.
                               ###
     Contacts:
     Communications and Government Affairs   Investor Relations
     Norma F. Dunn                           Sandra M. Ryan
     Senior Vice President                   Director
     Office: (713) 420-3750                  Office: (832) 676-5371
     Fax:    (713)  420-3632                 Fax:    (832) 676-1195